Exhibit 5

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS
(212) 455-2948	JKAUFMAN@STBLAW.COM

May 17, 2019

Avantor, Inc.

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, PA 19087

Ladies and Gentlemen:

We have acted as counsel to Avantor, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of an aggregate of up to 44,540,810 shares of Common Stock, par value $0.01 per share (the “Company Shares”), consisting of: (i) up to 23,500,000 shares of Common Stock that may be issued by the Company pursuant to the Avantor, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), (ii) up to 11,932,120 shares of Common Stock that may be issued by the Company pursuant to the Avantor, Inc. (formerly known as Vail Holdco Corp) Equity Incentive Plan (the “Vail Plan”) and (iii) up to 9,108,690 shares of Common Stock that may be issued by the Company pursuant to the Avantor Funding, Inc. (formerly known as Avantor, Inc.) Equity Incentive Plan (as amended through September 28, 2016, the “Legacy Avantor Plan” and, together with the 2019 Plan and the Vail Plan, the “Plans”).

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We have examined the Registration Statement, a form of the Second Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”) and the Plans, each of which have been filed with the Commission as exhibits to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Amended Charter is filed with the Secretary of State for the State of Delaware in the form filed with the Commission as an exhibit to the Registration Statement prior to the issuance of any of the Company Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance and delivery in accordance with the applicable Plan, the Company Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP